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                                                                   EXHIBIT 99.07
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                                                    January  , 1998

Dear Stockholder:

  In connection with the forthcoming Special Meeting of the Stockholders of CapMAC Holdings Inc., we are enclosing a supplement (the "Supplement") to the Proxy Statement/Prospectus which was mailed to you on December 29, 1997 (the "Proxy Statement/Prospectus"). Because of the important information contained in the Supplement, the Special Meeting is being postponed and will now be held at 10:00 a.m., local time, on February 10, 1998 at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.

  As indicated in the Supplement, the terms of the Agreement and Plan of Merger, dated as of November 13, 1997 (the "Original Agreement"), among MBIA Inc., a wholly-owned subsidiary of MBIA, and CapMAC, have been revised to reduce the exchange ratio for determining the number of shares of MBIA Common Stock to be received by holders of CapMAC in the merger between MBIA and CapMAC (the "Merger"). In accordance with an amendment, dated as of January 16, 1998 (the "Amendment"), to the Original Agreement, each share of CapMAC Common Stock will be converted into the right to receive the number of shares of MBIA Common Stock obtained by dividing $31.00 (rather than $35.00 as provided in the Original Agreement) by the average of the closing sales prices of MBIA Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on each of the fifteen consecutive trading days immediately preceding the third trading day prior to the effective time of the Merger, rounded to the nearest 1/10,000th. In contrast to the original terms of the Merger, such exchange ratio will not be subject to any "collars" in the event of a significant change in the price of MBIA Common Stock.

  The provisions of the Amendment are described in more detail in the "CERTAIN RECENT DEVELOPMENTS--Amendment to Merger Agreement" section of the Supplement. The circumstances which led to the revision of the Original Agreement are explained in the "--Background of the Merger Update" section of the Supplement.

  Your Board of Directors has carefully reviewed and considered the terms and conditions of the Amendment in relation to the Original Agreement and has received the opinion of Salomon Brothers Inc, CapMAC's financial advisor, that, as of January 16, 1998 and based on and subject to certain matters stated therein, the revised consideration to be received by CapMAC stockholders in the proposed Merger was fair, from a financial point of view, to such holders. A copy of that opinion is attached as Annex B to the accompanying Supplement and additional information about the opinion appears in the "--Opinion of CapMAC's Financial Advisor" section of the Supplement. THE BOARD OF DIRECTORS OF CAPMAC HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF CAPMAC STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE ORIGINAL AGREEMENT, AS AMENDED BY THE AMENDMENT, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE ORIGINAL AGREEMENT, AS AMENDED BY THE AMENDMENT.

  You should read carefully the accompanying Supplement for details of the Amendment to the Original Agreement and additional related information. You also should read carefully the Proxy Statement/Prospectus for extensive additional information with respect to the Merger.

  We hope that you will be able to attend the Special Meeting, but if you cannot attend, it is important that your shares be represented. ACCORDINGLY, WE URGE YOU TO MARK, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

  PROXY CARDS MAILED TO YOU WITH THE PROXY STATEMENT/PROSPECTUS ON DECEMBER 29, 1997 WILL NOT BE USED AT THE SPECIAL MEETING. THEREFORE, WE MUST ASK THAT YOU FILL OUT AND SEND IN THE ENCLOSED PROXY CARD EVEN IF YOU HAVE PREVIOUSLY SENT IN A PROXY CARD.

  Thank you very much.

                                          Very truly yours,
                                          /S/ John B. Caouette
                                          John B. Caouette
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer
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